Cardiff Oncology Announces Departure of Chief Medical Officer

SAN DIEGO, April 12, 2022 – Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage biotechnology company leveraging PLK1 inhibition to develop novel therapies across a range of cancers, today announced that Katherine L. Ruffner, M.D., chief medical officer (CMO), will be leaving the Company on April 22, 2022, to pursue a new opportunity. Dr. Ruffner will provide Cardiff Oncology with transitional support.  Sandra L. Silberman, M.D., Ph.D., who previously acted as a chief medical advisor to Cardiff Oncology from June 2017 to July 2021, has agreed to serve as the Company’s senior medical advisor and oversee its clinical trials and clinical operations team on an interim basis.

“On behalf of the entire Cardiff Oncology team, I would like to thank Katherine for her contributions to the Company and wish her well in her next endeavor,” said Mark Erlander, Ph.D., chief executive officer of Cardiff Oncology. “During her time as our CMO, Katherine led a talented group of scientific and medical professionals tasked with advancing onvansertib’s clinical development. These efforts continue to proceed as planned and each of our clinical trials remain on track. We are looking forward to an exciting year ahead.”

Dr. Silberman is a hematologist/oncologist who earned her BA, ScM and PhD from the Johns Hopkins University School of Arts and Sciences, School of Public Health and School of Medicine, respectively, in Baltimore, MD. She received her MD from Cornell University Medical College in New York City, and then completed both a clinical fellowship in Hematology/Oncology as well as a research fellowship in tumor immunology at the Brigham & Women's Hospital and the Dana Farber Cancer Institute in Boston, MA. She continued to do basic research in Boston after being granted a Clinical Investigator Award from the National Institutes of Health and was an Instructor in Medicine at Harvard Medical School. Dr. Silberman subsequently served as an attending physician at Yale University Hospital in New Haven, CT, as well as in the Duke Hematology/Oncology Program in Durham, NC.
Her career in the pharmaceutical clinical development field began at Pfizer, Inc., overseeing the first clinical trials of erlotinib in patients. She then led the global clinical development of imatinib at Novartis, Inc., following which she developed the Oncology Division at Eisai Co., Ltd. as the Vice President and Global Therapeutic Area Head, responsible for the development of eribulin and lenvatinib, among other proprietary drugs. As a consultant for multiple biotechnology and pharmaceutical companies, Dr. Silberman has provided guidance in the advancement of new and pioneering cancer therapies through translational research and clinical trial designs. She is currently serving as the chief medical officer for Moleculin Biotech and CNS Pharmaceuticals, both biopharmaceutical companies based in Houston, TX, and is a Section Editor for the journal DNA and Cell Biology.

About Cardiff Oncology, Inc.
Cardiff Oncology is a clinical-stage biotechnology company leveraging PLK1 inhibition to develop novel therapies across a range of cancers. Our lead asset is onvansertib, a PLK1 inhibitor we are evaluating in combination with standard-of-care (SOC) therapeutics in clinical programs targeting indications such as KRAS-mutated metastatic colorectal cancer, metastatic pancreatic ductal adenocarcinoma, and metastatic castrate-resistant prostate cancer. These programs and our broader development strategy are designed to target tumor vulnerabilities in order to overcome treatment resistance and deliver superior clinical benefit compared to the SOC. For more information, please visit https://www.cardiffoncology.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Cardiff Oncology's expectations, strategy, plans or intentions. These forward-looking statements are based on Cardiff Oncology's current expectations and actual results could differ materially. There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm our financial condition and increase our costs and expenses; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Cardiff Oncology's Form 10-K for the year ended December 31, 2021, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Cardiff Oncology does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Cardiff Oncology Contact:
Vicki Kelemen
Chief Operating Officer
858-952-7652
vkelemen@cardiffoncology.com

Investor Contact:
Joyce Allaire
LifeSci Advisors
212-915-2569
jallaire@lifesciadvisors.com

Media Contact:
Amy Jobe, Ph.D.
LifeSci Communications
315-879-8192
ajobe@lifescicomms.com

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